Form of Legal Opinion To Be Delivered by Patton Boggs LLP

[Patton Boggs Letterhead]

May , 2004	Patton Boggs LLP (202) 457-6000

Board of Directors MortgageIT Holdings, Inc. 33 Maiden Lane New York, NY 10038

Ladies and Gentlemen:

You have asked us for our opinion regarding certain U.S. federal income tax matters relating to MortgageIT Holdings, Inc., a Maryland corporation (the “Company”), in connection with the registration statement on Form S-11 filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 relating to the offering of up to $250 million the Company’s common stock (Registration No. 333-113825) (together with all amendments and exhibits thereto and documents incorporated by reference therein through the date hereof, the “Registration Statement”).  All capitalized terms used but not defined herein have the meaning ascribed to such terms in the Registration Statement.

In rendering our opinion set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the organizational documents of the Company, and (iii) a certificate executed by a duly appointed officer of the Company setting forth certain factual representations and covenants (the “Officer’s Certificate”), dated as of the date of this letter.  In rendering our opinion, we have assumed: (i) the genuineness of all signatures; (ii) the authenticity of all documents, agreements and instruments we have examined as originals; (iii) the conformity to original documents, agreements and instruments of all copies or specimens of documents, agreements and instruments we have examined; (iv) the authenticity of the originals of such copies or specimens of documents, agreements and instruments we have examined; and (v) the accuracy of the matters set forth in the documents, agreements and instruments we reviewed.  We have further assumed that all statements, facts, representations and covenants made therein are and remain true (without regard to any qualifications as to knowledge or belief or any qualifications stated therein and without undertaking to verify such statements, facts and representations by independent investigation), that the respective parties thereto and all parties referred to therein will act in all respects at all relevant times in conformity with the requirements and provisions of such documents, and that none of the terms and conditions contained therein

Board of Directors of MortgageIT Holdings, Inc.
May       , 2004

has been or will be waived or modified in any respect.  In addition, we have assumed generally that during its taxable year ending December 31, 2004, and subsequent taxable years, the Company will operate in such a manner that makes and will continue to make the representations contained in the Officer’s Certificate true for such years, and that the Company will not make any amendments to its organizational documents after the date of this opinion letter that would affect the Company’s ability to qualify as a REIT, as defined below.

As to any facts material to the opinion expressed below that are not known to us, we have relied upon statements and representations of officers and other representatives of the Company.  We have not undertaken any independent investigation to determine the existence or absence of the facts that are material to our opinion, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company.  In rendering our opinion, we have assumed that the transactions contemplated by the foregoing documents have been or will be consummated in accordance with the operative documents, and that such documents accurately and completely reflect the material facts of such transactions relevant to our opinion.

We have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

The following opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, and rulings and decisions thereunder, each as in effect on the date hereof, and may be affected by amendments to the Code or to Treasury regulations or by subsequent judicial or administrative interpretations thereof.  Statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect.  A material change in law that is made after the date hereof that forms a basis for our opinion could affect our conclusions.  We expressly disclaim any obligation or undertaking to update or modify this opinion letter as a consequence of any future changes in applicable laws or Treasury regulations or the facts bearing upon this opinion letter, any of which could affect our conclusions.  We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the factual representations set forth in the Officer’s Certificate.  We express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States of America to the extent specifically referred to herein.  In this letter, we express no opinion other than opinion stated in the following paragraph.

Based upon and subject to the foregoing, we are of the opinion that, commencing with the Company’s short taxable year beginning on the date prior to the closing of the offering and ending December 31, 2004, the Company will be organized in conformity with the requirements for qualification as a real estate investment trust (a “REIT”) under the Code, and that its

Board of Directors of MortgageIT Holdings, Inc.
May       , 2004

proposed method of operations will enable the Company to meet the requirements for qualification and taxation as a REIT under the Code.

The Company’s qualification as a REIT depends upon its ability to meet, through actual annual operating results, certain requirements including requirements relating to distribution levels, diversity of stock ownership, asset composition, source of income, and record keeping, the results of which will not be reviewed by us.  Accordingly, no assurance can be given that the Company will satisfy the requirements for qualification and taxation as a REIT for any given tax year.  We do not undertake to monitor whether the Company will in fact, through actual operating results, satisfy the various qualification requirements, and we express no opinion whether the Company will actually satisfy these various qualification requirements in the future.

Very truly yours,

PATTON BOGGS LLP